CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$25,000,000	$982.50

PROSPECTUS Dated March 29, 2006	Pricing Supplement Number: 4829 Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT Dated March 29, 2006	Dated June 6, 2008 Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Trade Date: June 10, 2008

Settlement Date (Original Issue Date): June 13, 2008

Maturity Date: December 1, 2010

Principal Amount (in Specified Currency): US$ 25,000,000

Price to Public (Issue Price): 100.222% (plus accrued interest from and including June 1, 2008 to and excluding the date of delivery)

Accrued Interest: $35,416.67

Agent's Discount or Commission: 0.075%

Net Proceeds to Issuer: US$ 25,072,166.67

Treasury Benchmark: 2.625% due May 31st, 2010

Treasury Yield: 2.904%

Spread to Treasury Benchmark: Plus 125 basis points

Interest Rate Per Annum: 4.250%

Interest Payment Date(s):

June 1st and December 1st of each year commencing December 1, 2008 and ending on the Maturity Date.

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes, General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GE75

ISIN: US 36962 GE750

Common Code: 018168898

Page 2
Dated June 10, 2008
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US $ 1,000,000,000 and US $ 50,000,000.00 principal amount of Fixed Rate Notes due December 1, 2010, as described in the Issuers pricing supplement number 3961 dated November 25, 2003 and pricing supplement number 4826 dated June 6, 2008.

Page 3
Dated June 10, 2008
Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-132807

Investing in the Notes involves risks. See "Risk of Foreign Currency Notes and Indexed Notes" on Page 2 of the accompanying prospectus supplement and "Risk Factors" on Page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by J.P. Morgan Securities Inc. (the "Underwriter"), as principal, at 100.222% of the aggregate principal amount less an underwriting discount equal to 0.075% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

General

At March 31, 2008, the Company had outstanding indebtedness totaling $530.57 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2008, excluding subordinated notes payable after one year, was equal to $519.13 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Quarter Ended March 31, 2008
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56	1.41

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.